Exhibit 10.10

Comprehensive Credit Facilities Agreement

Parties

•	Longgang Branch, Shenzhen Development Bank

•	Shenzhen BAK Battery Co., Ltd.

Summary of the main articles

•	Contract number: is Shenfa Longgang zongzi NO.20060329001.

•	Contract term: from April 29, 2006 to April 29, 2007, and the amount of credit to be extended by Development Bank is RMB 150 million.

•	Remedies in the event of breach of contract include adjustment of the credit amount, suspension of credit, imposition of punitive interest and overdue interest, an increase of guarantee deposit and the call back of loan principal and interest before maturity.

•	Special terms:

•	The maximum amount for credit facilities will be extended to RMB150 yuan after the two new production lines are pledged as collateral for this Comprehensive Agreement;

•	Credit facilities under Comprehensive Agreement can only be used for making up working capital;

•	In case the credit of the Company is rated as bad by other banks or the Company is involved in any material adverse litigation, Development Bank is entitled to declare the credit facilities granted to the Company become mature in advance to its original expiry date;

•	The Company undertakes that after getting the land use right of the BAK Industrial Park, the Company will pledge the construction under BAK Industrial Park Phrase I in a proportion of the credit facilities under the Comprehensive Agreement to Development Bank. And the Company will deposit 50% of its sales amount incurred during the term of the Comprehensive Agreement. The deposits will be first used for repayment of the credit facilities, or Development Bank is entitled to declare the credit facilities granted to the Company become mature in advance to its original expiry date;

•	If the asset liability ratio of the company exceeds 70%, the current asset/current liability of the Company less than 0.8, the sales revenue or net asset of the Company declines by 10% when compared with the same period of the previous year, Development Bank is entitled to deem the credit facilities matured before expiration of their term.

•	In case that the value of the collateral determined at the lower of its market price or factory-gate price falls below 90% of the original value, the Company shall make up for the discrepancy within 3 working days. If the Company fails to perform the above obligation within the said period, the Development Bank is entitled to declare the credit facilities granted to the Company become mature in advance to its original expiry date;

•	The Company shall redeem the collateral with cash within three months after the expiration of the Comprehensive Agreement, if not doing so, or in case the market price of the collateral reduces materially that may have a severe negative impact upon the Development Bank’s ability to collect its credit in due time and due amount, the Development Bank is entitle to cease the grant of credit facilities.

Summary of the articles omitted:

•	Mode of the comprehensive credit

•	The use of the comprehensive credit

•	The guarantee of the comprehensive credit

•	Expense and fees for the comprehensive credit

•	Declaration and warranty of the lender

•	Special covenant in respect of group client credit and affiliated transaction

•	Applicable law and dispute settlement

•	Validity